TAR SANDS SUPPLY AND MINING AGREEMENT

 This Tar Sands Supply and Mining Agreement ("Agreement") is entered into effective this 15th day of May, 1996, by and between BUENAVENTURA RESOURCES CORPORATION, a Utah corporation, 215 South State Street, Suite 550, Salt Lake City, Utah 84111 ("BVRC"), UINTAH COUNTY, a body politic of the State of Utah, 147 East Main, Vernal, Utah 84078, and WEMBCO, INC., 727 Orange Grove, #7, Pasadena, California 91105 ("Wembco").

                                 R E C I T A L S

 WHEREAS, Uintah County operates an existing mine in the SE1/4 of Section 30 of Township 4 South, Range 21 East, SLM, to mine and produce tar sands for the construction and maintenance of its roads;

 WHEREAS, BVRC leases and operates an existing mine in the NE1/4 of Section 31 of Township 4 South, Range 21 East, SLM, to mine and produce tar sands for the construction and maintenance of roads;

 WHEREAS, BVRC intends to expand its existing tar sands mine to mine and produce tar sands and to further process the tar sands for separation of bitumen therefrom and for the production of other by-products from tar sands;

 WHEREAS, Wembco owns the surface and mineral rights of the lands involving the Uintah County and BVRC tar sands mines, subject to certain rights of Uintah County and BVRC to conduct their operations as those rights are established and set forth in documents contained in the records of the Uintah County Recorder;

 WHEREAS, Uintah County has expressed a desire to expand its existing mine operations on lands under lease to BVRC by Wembco, and BVRC has agreed to such expansion under certain negotiated terms and conditions; and

 WHEREAS, Wembco has agreed to the expansion of the Uintah County tar sands mine within the NE1/4 of Section 31 of Township 4 South, Range 21 East, SLM as set forth herein.

 NOW THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties subscribing hereto, and in consideration of the mutual covenants contained herein, the parties agree as follows:

 1. There is hereby dedicated to the exclusive use and benefit of Uintah County for county road purposes, 300,000 tons of tar sands ore on lands owned by Wembco in the NE1/4 of Section 31 of Township 4 South, Range 21 East, SLM. For purposes of this Agreement, tar sands ore is defined as tar sands having an oil content of not less than eight percent (8%) by weight and which is suitable for use in the construction of county roads, as those roads have been and are being constructed in Uintah County.

 2. As soon as reasonably practicable and upon receiving the necessary governmental approvals, Uintah County shall expand its tar sands mine by approximately ten (10) acres on lands within the NE1/4 of Section 31 of Township 4 South, Range 21 East, SLM, more exactly described and depicted on Exhibit "A" attached hereto, and by this reference incorporated herein.

 3. Uintah County shall remove all top soil and overburden from the lands depicted on Exhibit "A" and stockpile or otherwise utilize the top soil and overburden as approved by the Utah Division of Oil, Gas and Mining, and BVRC.

 4. Uintah County shall have the exclusive right to mine tar sands from the lands described on Exhibit "A" until such time as it has mined and removed 300,000 tons of tar sands ore, or until BVRC makes its written election to assume all operations on these lands, whichever first occurs. BVRC's written election shall be deemed effective two (2) weeks after its delivery to the offices of the Uintah County Commission.

 5. For all tar sands ore mined, removed and delivered to Uintah County for the lands described in paragraph 1 above, it shall pay a royalty to BVRC of $1.50 per ton; provided, however that Uintah County shall have a credit of $1.00 per ton of tar sands ore for each $1.00 it reasonably and actually spends on mining and removing the overburden from these lands. For example, if Uintah County spends a total of $50,000 for mining and removing the overburden, it shall pay to BVRC for all tar sands ore mined and removed from the lands a royalty of $.50



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for the first  50,000  tons,  and  thereafter a royalty of $1.50 per ton for all tons of tar sands ore mined or removed from said lands.

 6. Upon BVRC exercising its election to assume operations as set forth in paragraph 4 above, Uintah County shall be relieved of all reclamation responsibilities, and BVRC shall assume all reclamation responsibilities for the lands which are the subject of this Agreement. Further, BVRC shall thereafter have the exclusive right to mine tar sands from these lands and occupy the same; provided, however, that it shall deliver mined tar sands ore to Uintah County until its 300,000 ton entitlement as established under this Agreement has been satisfied. BVRC shall deliver tar sands ore to Uintah County at the mine site at a cost equal to its actual mining costs plus fifteen percent (15%) and the royalties provided for in paragraph 5 above, but not to exceed a total delivery cost of $5.00 per ton inclusive of royalty (adjusted for inflation on a yearly basis after the third anniversary date of this Agreement). If, for any reason, BVRC is unable to deliver tar sands ore to Uintah County at the cost not exceeding the $5.00 per ton (as adjusted for inflation), Uintah County shall have the right to reasonably enter upon the land, and use so much thereof as may be reasonably necessary to mine and remove tar sands ore until it has satisfied its 300,000 ton entitlement.

 7. In conducting any operations on the lands described in paragraph 1 above, Uintah County shall be responsible for all costs associated with its operations, and shall not allow any lien to be recorded against the land. Further, Uintah County shall conduct all of its activities in a workmanlike manner, carry adequate insurance to pay personal injury or property claims for judgment which may result from its operations, and shall maintain accurate records of tar sands ore removed from the land. BVRC and Wembco shall be allowed to review the records of tar sands ore removal upon providing Uintah County at least five (5) days advance written notice. The notice shall be deemed effective when delivered to the offices of the Uintah County Commission.

 8. This Agreement shall not create a partnership nor agency relationship among the parties hereto. At no time shall any party be deemed the contractor, subcontractor, agent, or employee of the other in exercising its rights and in performing its obligations hereunder.

 9. This Agreement may not be amended or modified except in writing.

 10. This Agreement shall not restrict or otherwise limit any rights the parties, or any of them, have or may have with respect to the lands described herein, and shall not in any way be construed in derogation of any such rights.

 DATED effective the day and year first above written.

                                         UINTAH COUNTY


Dated:                                   By:
       -----------------------               -----------------------------------


                                         BUENAVENTURA RESOURCES CORPORATION


Dated:                                   By:
       -----------------------               -----------------------------------
                                               Thomas W. Bachtell, President


                                         WEMBCO, INC.


Dated:                                   By:
       -----------------------               -----------------------------------
                                               James L. Barnes, Vice President



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